Exhibit 10.38.5
                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of August 20, 2002, by and between Northeast Utilities ("Northeast Utilities" or "NU"), a Massachusetts business trust (together with its successors and assigns permitted under the Agreement and each direct and indirect affiliated company that shall adopt this Agreement pursuant to Section 18 hereof, the "Company"), with its principal office in West Springfield, Massachusetts, and its general office in Berlin, Connecticut, and Michael G. Morris, a resident of Northville, Michigan ("Executive").

     WHEREAS, both parties desire to enter into an agreement to reflect Executive's executive capacities in the Company's business and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein:

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

     1.1. Employment Term. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue until August 20, 2007, unless sooner terminated in accordance with
Section 5 or Section 6 hereof, and shall automatically renew for periods of one year unless one party gives written notice to the other, at least six months prior to August 20, 2007 or at least six months prior to the end of any one-year renewal period, that the Agreement shall not be further extended.
The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term."

     1.2. Duties and Responsibilities. Executive shall serve as Chairman, President and Chief Executive Officer of Northeast Utilities and in such other senior positions, if any, to which he may be elected during the Employment Term. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to him by the Northeast Utilities' Board of Trustees (the "Trustees").

     1.3. Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all Executive's business time, attention and energy thereto. Except as provided in Section 3 hereof, the foregoing shall not be construed as preventing Executive from making minority investments in other businesses or enterprises provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Trustees, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

     1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $950,000, payable in installments at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date without Executive's written consent) by the Trustees pursuant to its normal performance review policies for senior level executives.

     1.5. Retirement and Benefit Coverages.

          (a) During the Employment Term, Executive shall be entitled to participate in all (a) employee pension and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time, but not the Company's Supplemental Executive Retirement Plan for Officers (the "Supplemental Plan"). Executive shall also be covered by an individual term life insurance policy in the face amount of $2,700,000.

          (b) In lieu of coverage under the Supplemental Plan, Executive shall also be entitled to receive a special retirement benefit (the "Special Retirement Benefit") equal to the excess of (i) the annual benefit payable at normal or early retirement, as applicable, under the benefit formula (including any actuarial subsidy for early retirement) of the Gross Supplemental Benefit Plan, as set forth in Appendix A to this Agreement, over (ii) the retirement benefit actually due to Executive, at his normal or early retirement date, as applicable, under the Northeast Utilities Service Company Retirement Plan (the "Retirement Plan of the Company"). Appendix A also governs the time and form of payment of the Special Retirement Benefit. In the event of Executive's death prior to retirement and without regard to the length of the Employment Term, a survivor benefit (the "Survivor Benefit") shall be paid as follows:
a Survivor Benefit shall be paid to Executive's surviving spouse, if any, equal to the excess of (i) the survivor benefit that would be calculated for such spouse under the Supplemental Plan if (x) Executive's Special Retirement Benefit, as calculated above, had been a vested "Target Benefit" (the "Target Benefit") under the Supplemental Plan and (y) Executive's surviving spouse had been entitled to a pre-retirement death benefit with respect to that Target Benefit under the Supplemental Plan over (ii) the survivor benefit actually due to such spouse under the Retirement Plan of the Company.

          (c) Notwithstanding the foregoing, if at the end of the Employment Term Executive is at least age 60, Executive will be entitled to a retirement benefit, in lieu of the Special Retirement Benefit, which is equal to the benefit that Executive would have been entitled to receive had he been eligible for a Make-Whole Benefit and a Target Benefit under the Supplemental Plan, based on all of the Accredited Service (as defined in Appendix A) used in determining the Special Retirement Benefit (such benefit to be referred to herein as the "Modified Special Retirement Benefit"); provided, however, that the Modified Special Retirement Benefit shall only be substituted for the Special Retirement Benefit if it will produce a greater benefit on an actuarial basis (determined by using the definition of "Actuarially Equivalent" in the Retirement Plan of the Company and including survivor benefits in such determination) than the Special Retirement Benefit. If at the end of the Employment Term Executive has not yet attained age 60, the Trustees (or a Committee thereof) retain the right to award Executive the Modified Special Retirement Benefit provided pursuant to this Section 1.5 (c) in their sole discretion.

     1.6. Reimbursement of Expenses and Dues; Vacation. Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five weeks of vacation annually and holidays in accordance with the Company's normal personnel policies for senior level executives. In addition, Executive shall be entitled to (i) the annual dues of a luncheon club in Hartford, Connecticut and (ii) the use of an automobile including all operating and maintenance expenses, both to be used primarily in pursuit of the business of the Company.

     1.7 Short-Term Incentive Compensation. Executive shall be entitled to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 150% and 300% respectively of Executive's Base Salary, except that the Trustees may change these "target opportunity" and "maximum opportunity" percentages as part of a general revision of executive compensation which also applies to other senior level executives of the Company. Executive's short- term incentive compensation, either in shares of NU or cash, as applicable from time to time, shall be paid to Executive, subject to the Trustees' reasonable discretion, not later than such payments are made to the Company's senior level executives generally.

     1.8 Long-Term Incentive Compensation. Executive shall also be entitled to participate in any long-term incentive compensation programs established by the Company for its senior level executives generally, depending upon achievement of certain business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 220% and 440% respectively of Executive's Base Salary, except that the Trustees may change these "target opportunity" and "maximum opportunity" percentages as part of a general revision of executive compensation which also applies to other senior level executives of the Company. Executive's long-term incentive compensation, either in shares of NU, restricted stock units, options or cash, as applicable from time to time, shall be paid to Executive, subject to the Trustees' reasonable discretion, not later than such payments are made to the Company's senior level executives generally.

     1.9 Relocation of Residence. In the event Executive decides to relocate his principal residence to Connecticut from Northville, Michigan, the Company shall purchase Executive's residence in Northville, Michigan and Executive's vacation home in Green Oak Township, Michigan (if Executive is unable to sell either or both such properties, in each case within 90 days of placing such property on the market) for fair market value as determined in accordance with the Company's normal policy for senior level executives.

     1.10 Stock Option Grant. On November 1, 2002, or as soon as practicable thereafter, Executive shall be granted, in addition to any stock options heretofore granted, a nonqualified stock option (for a term expiring August 20, 2012 or, if earlier, three years after the date of Executive's termination from employment by the Company for any reason other than cause, as defined in
Section 5.3, in which case the term shall expire immediately and be forfeited) to purchase 500,000 shares of common stock of NU at a purchase price of $16.55 for each share purchased (the "Special Option"). Executive's right to exercise the Special Option shall vest on August 20, 2007, but only if, on such date, Executive is still employed as Chief Executive Officer. In the event, prior to August 20, 2007, of Executive's death, Executive's involuntary termination without cause pursuant to Section 5.4(b), or termination following the occurrence of a Change of Control pursuant to Section 6.1(f), Executive will be immediately vested in the right to purchase shares equal to a percentage of 500,000 shares which is 20% multiplied by the number of anniversaries of the Effective Date which have occurred on or prior to such event. Except as provided in the preceding two sentences, the right to exercise the Special Option shall be forfeited upon termination of employment. The terms of the Special Option, to the extent not inconsistent with the provisions outlined in this Section, shall be made subject to the terms of the Northeast Utilities Incentive Plan.

     2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company during and, if applicable, after the Employment Term Executive will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Trustees, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Trustees, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession. For the purposes of this Section 2, the term "Company" shall be deemed to include the Affiliates, as defined in
Section 6.1(a), of the Company.

     3.   Non-Competition; Non-Solicitation.

          (a) During Executive's employment by the Company and for a period of two years after Executive's termination of employment for any reason, within the Company's "Service Area," as defined below, Executive will not, except with the prior written consent of the Trustees, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any regulated business or enterprise in which the Company is engaged ("Competitive Company"). For the purposes of this Section, "Service Area" shall mean the geographic area within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont, or any other state in which the Company, in the aggregate, generates 25% or more of its revenues in the fiscal year of NU in which Executive's termination of employment occurs. Further, for the purposes of this Section, "Competitive Company" shall mean Consolidated Edison, Inc., Energy East Corporation, Hydro-Quebec, KeySpan Energy, National Grid USA, NSTAR, or The United Illuminating Company, their assigns or successors, or any other company which in the future engages in competition with the regulated business of the Company in the Service Area. Executive acknowledges that the listed Service Area is the area in which the Company presently does business.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

          (c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or
(ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, except with the prior written consent of the Trustees, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

          (e) Nothing in this Section 3 shall be construed to prohibit Executive from being connected as a partner, principal, shareholder, associate, counsel or otherwise with another lawyer or a law firm which performs services for clients engaged in any business or enterprise that is competitive with any business or enterprise in which the Company is engaged, provided that Executive is not personally involved, directly or indirectly, in performing services for any such clients during the period specified in Section 3(a) and provided further that such lawyer or law firm takes reasonable precautions to screen Executive from participating for the period specified in Section 3(a) in the representation of any such clients. The parties agree that any such personal performance of services by Executive for any such clients during such period would create an unreasonable risk of violation by Executive of the provisions of Section 2 of this Agreement, and Executive agrees (and the Company may elect) to notify in writing any lawyer or law firm with which Executive may be connected during the period specified in Section 3(a) of Executive's Agreement as set forth herein. Executive agrees to notify the Company in writing in advance of the precautions to be taken by such lawyer or law firm to screen Executive from any representation of such competing client by such lawyer or law firm.

          (f) For the purposes of this Section 3, the term "Company" shall be deemed to include the Affiliates, as defined in Section 6.1(a), of the Company.

     4.   Equitable Relief.

          (a) Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive's counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) If Executive breaches any of Executive's obligations under Sections 2 or 3 hereof, and such breach constitutes "cause," as defined in
Section 5.3 hereof, or would constitute cause if it had occurred during the Employment Term, the Company shall thereafter remain obligated only for the compensation and other benefits provided in any plans, policies or practices then applicable to Executive in accordance with the terms thereof.

          (d) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

          (e) Executive agrees that for a period of five years following the termination of Executive's employment by the Company Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive's name; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time periods set forth therein.

          (f) For the purposes of this Section 4, the term "Company" shall be deemed to include the Affiliates, as defined in Section 6.1(a), of the Company.

     5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

     5.1. Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Trustees by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate the Employment Term. If the Company terminates the Employment Term, Executive shall be entitled to receive
(i) any amounts earned, accrued or owing but not yet paid under Section 1 above, (ii) a continuation of his Base Salary until the later of August 20, 2007 or the date on which any one-year anniversary renewal pursuant to
Section 1.1 terminates (the "Target Employment Termination Date"), (iii) the greater of the Special Retirement Benefit or the Modified Special Retirement Benefit, payable commencing on the Target Employment Termination Date, calculated on the basis of all Base Salary (including Base Salary to be paid pursuant to clause (ii) above) and all service that would have been credited through the Target Employment Termination Date, and using his age on the Target Employment Termination Date for eligibility for the Modified Special Retirement Benefit and for calculating the actuarial reduction for determining the amount of such benefit, and (iv) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Trustees.

     5.2. Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.4 hereof for the month in which Executive dies and to Executive's surviving spouse the Survivor Benefit. In addition, Executive's estate shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and (ii) any other benefits in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

     5.3. Cause. The Company may terminate the Employment Term, at any time, for "cause" upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, but Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. Executive shall be entitled to the retirement benefit provided pursuant to Section 1.5(b) or (c), as the case may be, provided, however, that the Trustees (or a Committee thereof) shall have the right to deny entitlement to such retirement benefit in their sole discretion. For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of a felony, (ii) in the reasonable determination of the Trustees, Executive has
(x) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive's employment with the Company,
(y) caused intentional, wrongful damage to the property of the Company or intentionally and wrongfully disclosed Confidential Information, or (z) engaged in gross misconduct or gross negligence in the course of Executive's employment with the Company or (iii) Executive materially breached Executive's obligations under this Agreement and shall not have remedied such breach within 30 days after receiving written notice from the Trustees specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     5.4. Termination Without Cause and Non-Renewal.

          (a) The Company may remove Executive, at any time, without cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such removal or if the Company informs Executive that the Agreement will not be renewed after August 20, 2007 or at the end of any subsequent renewal period, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees. No further payments or benefits shall be due under this Agreement to Executive, except that Executive shall be entitled to the Special Retirement Benefit, or to the extent provided in Section 1.5(c), based on his actual age, the Modified Special Retirement Benefit, and any benefits due in accordance with the terms of any applicable plans and programs of the Company. Notwithstanding anything in this Agreement to the contrary, on or after the date Executive attains age 65, no action by the Company shall be treated as a removal from employment or non-renewal if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation.

          (b) Notwithstanding the provisions of Section 5.4(a) (other than the last sentence), in the event that Executive executes a written release upon such removal or nonrenewal, substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in Section 5.4(a), which Executive agrees to waive,

               (i) as liquidated damages for the failure of the Company to continue to employ Executive, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to Executive's Base Compensation, as defined in Section 6.1 (b) below, which shall not constitute a "severance benefit" to Executive for purposes of the Target Benefit under the Supplemental Plan;

               (ii) for a period equal to two years following the end of the Employment Term, Executive and Executive's spouse and dependents shall be eligible for a continuation of those Benefit Coverages, as in effect at the time of such termination or removal, and as the same may be changed from time to time, as if Executive had been continued in employment during said period or to receive cash in lieu of such benefits or premiums, as applicable, where such Benefit Coverages may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the Benefit Coverage is provided) under applicable law or regulations;

               (iii) any other amounts earned, accrued or owing but not yet paid under Section 1 above;

               (iv) any other benefits in accordance with the terms of any applicable plans and programs of the Company;

               (v) as additional consideration for the non-competition and non-solicitation covenant contained in Section 3, a single cash payment, within 30 days after the effective date of the removal or non-renewal, equal to Executive's Base Compensation, as defined in Section 6.1 (b) below; and

               (vi) in addition, (x) Executive's years of service with the Company shall be increased by two years following the end of the Employment Term and shall be taken into account in determining the amount of the Special Retirement Benefit, or to the extent provided in Section 1.5(c), based on his actual age, the Modified Special Retirement Benefit, and (y) two years of Base Compensation shall be taken into account as compensation during such additional two year period in determining Executive's Special Retirement Benefit, or to the extent provided in Section 1.5(c), based on his actual age, the Modified Special Retirement Benefit Special Retirement Benefit, but only if the effect is to increase the amount of such benefit.

               (vii) All stock option grants, to the extent not already vested prior to the removal or non-renewal, shall be fully vested and immediately exercisable as if Executive had remained actively employed by the Company, and had satisfied all time requirements as to exercise, including the right of exercise, where appropriate, within 36 months after the removal or non-renewal; provided, however, that the Special Option shall not be subject to this clause, and shall only vest as set forth in Section 1.10.

     5.5. Voluntary Termination. Executive may voluntarily terminate the Employment Term upon 30 days prior written notice for any reason. In such event, after the effective date of such termination, no further payments shall be due under this Agreement except that Executive shall be entitled to the Special Retirement Benefit, or to the extent provided in Section 1.5(c), based on his actual age, the Modified Special Retirement Benefit, and any benefits due in accordance with the terms of any applicable plan and programs of the Company.

     6.   Payments Upon a Change in Control.

     6.1. Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

          (a) "Affiliate" shall mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (b) "Base Compensation" shall mean, for a calendar year, Executive's annualized Base Salary as would be reported for federal income tax purposes on Form W-2 for such calendar year, together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs for such calendar year, and all short-term incentive compensation at the target level to be paid to Executive in all employee capacities with the Company attributable to such calendar year and taxable in the following calendar year. "Base Compensation" shall be the higher of (i) Base Compensation for the calendar year in which occurs the Change of Control or, if no Change of Control occurs, the calendar year in which occurs the involuntary termination; or (ii) Base Compensation for the full calendar year immediately prior thereto. "Base Compensation" shall not include the value of the Special Option, any other stock options, performance units, or other elements of Long-Term Incentive Compensation or any exercise thereunder.

          (c) "Change of Control" shall mean the occurrence of any of the following:

               (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding shares of common stock of NU (the "Outstanding Common Stock") or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the "Voting Securities"); or

               (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

              (iii) Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

              (iv) Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

          (d) "Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

          (e) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company, including a failure to renew the Agreement after August 20, 2007 or at the end of any subsequent renewal period, in either case occasioned by the Company's action.

          (f) "Termination upon a Change of Control" shall mean a Termination of Employment during the period beginning on the earlier of (a) approval by the shareholders of NU of a Change of Control or (b) consummation of a Change of Control and, in either case, ending on the second anniversary of the consummation of the transaction that constitutes the Change of Control (or if such period started on shareholder approval and after such shareholder approval the Board abandons the transaction, on the date the Board abandoned the transaction), which Termination of Employment is either:

          (i) initiated by the Company for any reason other than Executive's
          (w) disability, as described in Section 5.1 hereof, (x) death,
          (y) retirement on or after attaining age 65, or (z) "cause," as defined in Section 5.3 hereof, or

          (ii) initiated by Executive (A) upon any failure of the Company materially to comply with and satisfy any of the terms of this Agreement, including any significant reduction by the Company of the authority, duties or responsibilities of Executive, any reduction of Executive's compensation or benefits as in effect immediately prior to the Change of Control, or the assignment to Executive of duties which are materially inconsistent with the duties of Executive's position as defined in Section 1.2 above, or (B) if Executive is transferred, without Executive's written consent, to a location that is more than 50 miles from Executive's principal place of business immediately preceding such approval or consummation; provided, that the imposition on Executive following a Change of Control of a limitation of Executive's scope of authority such that Executive's responsibilities relate primarily to a company or companies whose common equity is not publicly held shall be considered a "significant reduction by the Company of the authority, duties or responsibilities of Executive" for purposes hereof.

Notwithstanding the foregoing, for purposes of this definition:
(i) a Termination of Employment which occurs prior to consummation of a Change of Control shall not constitute a Termination upon a Change of Control, as determined above, unless it is specifically approved by the Trustees in their sole discretion; and (ii) a Termination initiated by Executive prior to consummation of a Change of Control shall not constitute a Termination upon a Change of Control if the failure, reduction, assignment or transfer is determined by the Trustees to be unrelated to the impending Change of Control.

     6.2. Notice of Termination. Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

     6.3. Payments Upon Termination. Subject to the provisions of Section 6.6 hereof, in the event of Executive's Termination upon a Change of Control, the Company agrees, in the event Executive executes the Release required by
Section 5.4(b), to pay to Executive, in a single cash payment, within thirty days after the Termination Date, an amount equal to two (2) multiplied by Executive's Base Compensation, which payment shall not constitute a "severance benefit" to Executive for purposes of the Target Benefit under the Supplemental Plan. In addition, all amounts, benefits and Benefit Coverages described in
Section 5.4(b)(ii), (iii), (iv) and (v) shall also be due to Executive, provided that in (ii) Benefit Coverages shall continue for three years instead of two. In the event Executive fails or refuses to execute the Release required by Section 5.4(b), the Company shall only pay to Executive, in a single cash payment, within thirty days after the Termination Date, the amount due under Section 5.4(a) above and, in addition, all other amounts and benefits described in Section 5.4(a).

     6.4. Other Payments, Special Retirement Benefit, Stock Option and Stock Grants, etc. Subject to the provisions of Section 6.6 hereof, in the event of Executive's Termination upon a Change of Control, and the execution of the Release required by Section 5.4(b):

          (a) Executive's years of service with the Company through the 36th month following the Termination Date shall be taken into account in determining Executive's eligibility for, but not amount of cost sharing under, the Company's retiree health plan and, in addition, such number of months shall be added to Executive's age for this purpose;

          (b) Executive shall be entitled to the greater of: (i) the Special Retirement Benefit; or (ii) the Modified Special Retirement Benefit set forth in Section 1.5 without regard to whether Executive is then age 60. In making such calculations: (x) the period through the 36th month following the Termination Date shall be taken into account as Executive's years of service with the Company with respect to the Special Retirement Benefit or Modified Special Retirement Benefit, and 36 months shall be added to Executive's age for purposes of determining eligibility and actuarial reduction with respect to the Special Retirement Benefit or Modified Special Retirement Benefit; and (y) the payments made under the first sentence of Section 6.3, together with an additional year of Base Compensation, shall be taken into account as additional compensation over the period in which it would have been paid in determining Executive's Special Retirement Benefit, but only if the effect is to increase the amount of the Special Retirement Benefit. Notwithstanding the first sentence of this subsection (b), if Executive's Termination upon a Change of Control is exclusively based on the assertion, pursuant to the proviso in
Section 6.1(f)(ii) above, that Executive's authority, duties or responsibilities have been significantly reduced solely by virtue of the Company ceasing to be a company whose equity is publicly held as a result of a "Rule 13e-3 transaction", as defined in Rule 13(e)-3(a) of the Exchange
Act (i.e., there is no other failure, reduction, assignment or transfer pursuant to Section 6.1(f)(ii)), he will only be entitled to the Special Retirement Benefit as calculated above, or to the extent provided in
Section 1.5(c), based on his actual age, the Modified Special Retirement Benefit, but he shall not be entitled to the Modified Special Retirement Benefit if his actual age, without regard to the additions described in the second sentence of this paragraph, is not then age 60.

          (c) Unless the Compensation Committee of the Northeast Utilities Board of Trustees is comprised of the same members as those on the Committee immediately before the Change of Control and determines otherwise, (i) all stock option grants previously granted to Executive, to the extent not already vested prior to such occurrence, shall be fully vested and immediately exercisable as if Executive had satisfied all requirements as to exercise, including the right of exercise where appropriate within 36 months of such occurrence, and if the Change of Control resulted in the Voting Securities of NU ceasing to be traded on a national securities exchange or through the national market system of the National Association of Securities Dealers Inc., the value of a share of stock on the day the option is exercised shall be deemed to be the closing price on the day such Voting Securities cease trading; and (ii) if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), those portions of any such options that have not been exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation; provided, however, that the Special Option shall not be subject to this clause, and shall only vest as set forth in Section 1.10. Notwithstanding the foregoing, such Committee
(if comprised of the same members as those on the Committee immediately before the Change of Control) may require Executive to surrender the remainder of any or all such options, in each case in exchange for a payment by the Company, in cash or common shares as determined by the Committee, in an amount equal to the amount by which the then fair market value of the common shares subject to such option exceeds the exercise price per share of such option, or, after giving Executive an opportunity to exercise such option, terminate the option at such time as the Committee deems appropriate.

     6.5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

     6.6. Certain Increase in Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 2806 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

          (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.
Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

     9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

     10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          Northeast Utilities
          P.O. Box 270
          Hartford, CT 06141-0270
          Attention: Senior Vice President, Secretary and General
          Counsel




     If to Executive, to:

          Michael G. Morris
          996 Elmsmere
          Northville, MI 48167


or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  Contents of Agreement: Amendment and Assignment.

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Trustees and executed on its behalf by a duly authorized officer and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

     15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.

     18.  Adoption by Affiliates; Obligations.

          (a) The obligations under this Agreement shall, in the first instance, be paid and satisfied by the Company; provided, however, that the Company will use its best efforts to cause the Company and each entity in which the Company (or its successors or assigns) now or hereafter holds, directly or indirectly, more than a 50 percent voting interest (an "Employer") to approve and adopt this Agreement and, by such approval and adoption, to be bound by the terms hereof as though a signatory hereto. If the Company shall be dissolved or for any other reason shall fail to pay and satisfy the obligations, each individual Employer shall thereafter shall be jointly and severally liable to pay and satisfy the obligations to Executive.

          (b) The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof. Any liability for benefits under this Agreement incurred by the Company shall be subject to the provisions of this Subsection (b).

     19. Establishment of Trust. The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement. Funding of such trust fund shall be subject to the Trustees's discretion, as set forth in the agreement pursuant to which the fund will be established.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.



                              NORTHEAST UTILITIES



/s/ Michael G. Morris         By: /s/ Robert E. Patricelli
    MICHAEL G. MORRIS                 ROBERT E. PATRICELLI
                                      Chair, Compensation Committee

                           APPENDIX A

                 GROSS SUPPLEMENTAL BENEFIT PLAN

                          INTRODUCTION

This document describes the Gross Supplemental Benefit for Michael G. Morris ("Participant") cited in his employment agreement.


                     SECTION I: DEFINITIONS

Whenever used in this special retirement benefit plan, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise.

"Accredited      The period beginning on August 1, 1978, and
Service"         ending on the date service with the Company
                 ends for which the Participant had
                 Earnings.

"Accrued         The Retirement Income beginning at Age 66
Retirement       which would be payable to the Participant
Income"          at the rates provided in Section II.1, on
                 the basis of his Accredited Service
                 rendered to the date of computation.

"Company"        The Northeast Utilities System.

"Committee"      The Compensation Committee of the Board of
                 Trustees.

"Early           The date, which shall be the first day of a
Retirement       month, on which the Participant retires at
Date"            his election before Normal Retirement Date.

"Earnings"       (A) The regular straight-time salary paid
                 to the Participant during each calendar
                 year, or (B) in the case of a Participant who is credited with at least 1,000 hours of Accredited Service within a calendar year, the product of his average hourly rate within such calendar year and 2,000, but only if such product is greater than clause (A) above.

"Executive       Amounts awarded to the Participant under
Incentive        any short-term compensation programs
Compensation"    established by the Company for its senior
                 level executives, as described in the
                 Participant's employment agreement plus, prior to 2002, any long-term incentive compensation programs established by the
                 Company for its senior level executives
                 plus, in February 2002 and every February thereafter while the Participant is an active employee of Northeast Utilities,
                 $990,000.

"Final           1/12th of the average of the Earnings plus
Executive Pay"   Executive Incentive Compensation (if any)
                 of the Participant, including any such
                 amounts deferred, for his five years of
                 highest totals of Earnings plus Executive
                 Incentive Compensation (if any) during the period of his Accredited Service.

"Normal          The first day of the month following the
Retirement       date upon which the Participant attains Age
Date"            66, notwithstanding that his actual
                 retirement may occur during the month in which he attains Age 66.

"Plan" or        The Northeast Utilities Service Company
"Pension Plan"   Retirement Plan, as amended.

"Provisional     Any person designated by a Participant
Payee"           pursuant to Section III to receive
                 Retirement Income upon the death of the
                 Participant.

"Retirement      The monthly retirement income provided for
Income"          by this Gross Supplemental Benefit Plan.

"Supplemental    The Gross Supplemental Benefit Plan as it
Plan"            is described in this document.



                 SECTION II:  RETIREMENT INCOME

1. Normal Retirement Income. The monthly Retirement Income payable to the Participant who retires from the service of the Company on or after his Normal Retirement Date will be an amount equal to the product of the Participant's Final Executive Pay times the sum of the percentages determined below, minus 0.5% multiplied by 1/12th of his "Covered Compensation" (as this term is defined in Section 401(l) of the Internal Revenue Code) for each year of Accredited Service.

     2.1% for each of the first 20 years of Accredited Service

     1.5% for each of the next 15 years of Accredited Service

2. Early Retirement Income. The monthly Retirement Income payable to the Participant who, on an Early Retirement Date, retires from the service of the Company will be an amount of his Accrued Retirement Income on the date his retirement commences, reduced by 5/12th of 1% for each month by which his Early Retirement Date precedes Age 63.

3. Single Sum Payment. The Committee, after discussion with the retiring Participant, may pay in a single sum to such Participant, at the time of the Participant's retirement, the present value of the Participant's Retirement Income in excess of the benefits from the Pension Plan. The present value will be actuarially determined using the Pension Benefit Guaranty Corporation Immediate Annuity Rate, as of the date of the distribution, increased to 120%. The discussion with the retiring Participant is for the purpose of assuring the Committee of accurate current information for use in making its independent decision as to whether or not to make payment in a single sum. In making its independent decision, the Committee may take into account any financial hardship of the Participant, the health or disability of the Participant, or any other factor it considers relevant. The decision of the Committee shall be in the sole discretion of said Committee and shall be final, binding, and conclusive. Discussion with respect to such a payment and the decision with respect thereto will take place at least three months before retirement. The Committee will not render a decision regarding a single sum payment any earlier than six months prior to the Participant's actual retirement date.

4. Post-Retirement Adjustments. The Retirement Income of the retired Participant may be increased from time to time by such reasonable amounts as determined by the Company, to counter the effects of inflation, provided that the percentage amount of such increases will be made uniformly for all similarly situated retired executives, as may be determined by the Company. The provision shall not apply to the Participant if he has received his benefit as a single lump sum.


   SECTION III:  POST-RETIREMENT PROVISIONAL PAYEE OPTIONS AND
                 PRE-RETIREMENT SURVIVING SPOUSE BENEFITS

1. Post-Retirement Provisional Payee Options. The Participant may have his Retirement Income adjusted to provide, at his option, either

  (a) 88% of his Retirement Income [reduced by 0.5% for each year his Provisional Payee's birth date follows his birth date, or increased by 0.5% for each year his Provisional Payee's birth date precedes his birth date (such difference to be determined to the nearest full years), provided, however, that the maximum percent shall not exceed 99%] payable to him for his lifetime with the provision that such reduced amount will be continued after his death to his Provisional Payee until the death of such Provisional Payee, or
  (b) 94% of his Retirement Income [reduced by 0.5% for each year his Provisional Payee's birth date follows his birth date, or increased by 0.5% for each year his Provisional Payee's birth date precedes his birth date (such difference to be determined to the nearest full years), provided, however, that the maximum percent shall not exceed 99%] payable to him for his lifetime with the provision that one-half of such reduced amount will be continued after his death to his Provisional Payee until the death of such Provisional Payee, or
  (c) 96% of his Retirement Income and, in the event of his death within a period of 10 years after his retirement, the same amount will be continued after his death for the remainder of such 10-year period to his Provisional Payee, if alive, otherwise to the estate of either the Participant or the Provisional Payee, whoever is the last deceased, or
  (d) 91% of his Retirement Income [reduced by 0.5% for each year his Provisional Payee's birth date follows his birth date, or increased by 0.5% for each year his Provisional Payee's birth date precedes his birth date (such difference to be determined to the nearest full years), provided, however, that the maximum percent shall not exceed 99%] payable to him for his lifetime with the provision that three-fourths of such reduced amount will be continued after his death to his Provisional Payee until the death of such Provisional Payee.

A Provisional Payee may be designated, changed, or rescinded and option (a),
(b), (c) or (d) provided for in this Section III may be elected or changed, by the Participant at any time prior to payment of the first Retirement Income check. Once an option is designated and accepted by the Company, it cannot be rescinded or changed by the Participant after the payment of the first Retirement Income check.

If the Provisional Payee designated by the Participant dies before the payment of the first Retirement Income check, the designation of the Provisional Payee shall be inoperative and the regular provisions of this plan shall again become applicable as if a Provisional Payee under option (a), (b), (c) or (d) had not been designated. If a Provisional Payee under option (a), (b) or (d) designated by the Participant dies after the payment of the first Retirement Income check, and prior to the death of the Participant, the Retirement Income being paid to the Participant shall be increased, beginning with the first payment after the Provisional Payee's death, to the amount it would have been if the option had not been in effect. If a Provisional Payee under option (c) designated by the Participant dies after the payment of the first Retirement Income check and prior to the death of the Participant, the Retirement Income being paid to the Participant shall continue in unchanged amount to his death. Except as provided in the preceding paragraph, there shall be no benefits payable under the Plan to the Provisional Payee designated by the Participant under option (a), (b), (c) or (d) if such Participant dies prior to the payment of the first Retirement Income check except as available to the Participant's surviving spouse in accordance with the Participant's employment agreement.

A Provisional Payee may elect, upon the death of the Participant and the agreement of the Committee, to then receive the present value of the amount of the payments to which he otherwise would be entitled, as determined by the Committee using such actuarial tables and interest assumptions as may be adopted for this purpose by the Committee and in use at the time of the Participant's death.

2. Pre-Retirement Surviving Spouse Benefit. The terms of the Participant's employment agreement shall apply.

                             ANNEX 1

                CONFIDENTIAL SEPARATION AGREEMENT
                       AND GENERAL RELEASE


     THIS AGREEMENT, made and entered into on this ___ day of ____________, _____, by and between Northeast Utilities, a Massachusetts business trust, with its principal office in West Springfield, Massachusetts, (together with each direct and indirect affiliated company that has adopted the Employment Agreement entered into as of August 20, 2002 (the "Employment Agreement"), with _______________, hereinafter, the "Company"), and _________________, a resident of ______________, Connecticut ("Executive").

                           WITNESSETH:

     WHEREAS, the Company had heretofore employed Executive under the Employment Agreement; and

     WHEREAS, Executive's employment [has been terminated\has not been renewed]; and

     WHEREAS, the Company and Executive wish to enter into an agreement to provide for a mutual release as to any claims including, without limitation, claims that might be asserted by Executive under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein, and reaffirm Executive's right to indemnification;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Company and Executive hereby agree that [Executive's termination of employment\the non-renewal] shall be effective on __________, _____ and that the Employment Agreement shall continue only to the extent provided therein as to obligations that survive the termination of Executive's employment.

     2. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on Executive's prior services in accordance with the terms of the Employment Agreement or any other contract with Executive, whether express or implied, and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, in the Employment Agreement or any other such contract with Executive, nor does it have any obligation to hire, rehire or re-employ Executive in the future.

     3. In full and complete settlement of any claims that Executive may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., ("ADEA") in connection with Executive's termination of employment, and for and in consideration of the undertakings of the Company described herein, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term "the Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive's employment relationship or the Employment Agreement to the extent of any obligation that does not survive Executive's [termination of employment/non-renewal] and Executive's termination from that employment relationship, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq. ("Title VII"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Energy Reorganization Act of 1974, as amended, Section 11(c) of the Occupational Safety and Health Act, and the Energy Policy Act, and any common law claims now or hereafter recognized and all claims for counsel fees and costs.
Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Executive from requiring the Company to fulfill its obligations under this Agreement, under the Employment Agreement, to the extent of any continuing obligations thereunder, under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Executive participated or any other contract with Executive, whether express or implied.

     Nothing in this Agreement shall be construed to prohibit Executive from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission (NRC), the United States Department of
Labor, or any other federal or state governmental agency. This Agreement shall not be construed to prohibit Executive from providing information to the NRC or to any other federal or state governmental agency or governmental officials, or testifying in any civil or criminal proceedings concerning any matter. This Agreement shall not be construed as a waiver or withdrawal of safety concerns, if any, which Executive may have reported to the NRC, or the withdrawal of participation by Executive in any NRC proceedings.

     Nothing in this Agreement shall limit or impair any right Executive may otherwise have to indemnity and defense by the Company, and, notwithstanding any contrary provision of this Agreement, (i) the Company shall indemnify and defend Executive in connection with any action, suit or proceeding in which Executive may be involved or with which Executive may be threatened by reason of Executive's being or having been an officer of the Company in the same manner contemplated by (including the payment or advancement of any reasonable expenses as incurred) and to the fullest extent permitted by the Declaration of Trust of Northeast Utilities as of the date hereof, unless later limited in accordance with applicable law, or under applicable law, (in which case Executive shall notify the Company within five business days after receiving service of process as to the commencement of the action, suit or proceeding and give the Company the right to control the defense of any such action, suit or proceeding, provided that no delay in giving such notice shall result in a forfeiture of any rights by Executive unless, and then only to the extent that, the Company is actually prejudiced by such delay), and (ii) Executive may join the Company in any action, suit or proceeding, or bring any action, suit or proceeding against the Company, as may be necessary for the protection or enforcement of such rights of indemnification and defense by the Company.

     4. Except to the extent permitted by paragraph 3, Executive further agrees and covenants that neither Executive, nor any person, organization or other entity on Executive's behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against the Company, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA, Title VII, the Workers' compensation Act or state or local laws. In addition, Executive further agrees and covenants that should Executive, or any other person, organization or entity on Executive's behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite Executive's agreement not to do so under this Agreement, or should Executive otherwise fail to abide, in any material respect, by any of the terms of this Agreement, then the Company will be relieved of all further obligations owed under the Employment Agreement and this Agreement, Executive will forfeit all monies paid to Executive under the Employment Agreement following Executive's [termination of employment/non-renewal] and Executive will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

     5. In full and complete settlement of any claims that the Company may have against Executive, other than the fulfillment of Executive's obligations under this Agreement or under the Employment Agreement, and for and in consideration of the undertakings of Executive described herein, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and Executive's heirs, executors and administrators (hereinafter all included within the term "Executive"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act) matter, cause or thing whatsoever by reason of Executive's being or having been an officer of the Company from the beginning of Executive's employment with the Company to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Executive by reason of Executive's being or having been an officer of the Company and Executive's termination from those relationships with the Company.

     6. The Company further agrees and covenants that neither it, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against Executive, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, by reason of Executive's being or having been an officer of the Company, so long as Executive meets, in all material respects, Executive's obligations under this Agreement and the Employment Agreement. In addition, the Company further agrees and covenants that should it, or any other person, organization or entity on its behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite its agreement not to do so under this Agreement, then it will pay all of the costs and expenses of Executive (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

     7. Executive hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide Executive with compensation and benefits that are in addition to any amounts to which Executive otherwise would have been entitled under the Employment Agreement or otherwise in the absence of this Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Executive herein.

     8. Executive and the Company, its officers and directors, will not, disparage the name, business reputation or business practices of the other. In addition, by signing this Agreement, Executive agrees not to pursue any internal grievance with the Company.

     9. Executive hereby certifies that Executive has read the terms of this Agreement, that Executive has been advised by the Company to consult with an attorney and that Executive understands its terms and effects. Executive acknowledges, further, that Executive is executing this Agreement of Executive's own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in paragraph 3 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Executive concerning the terms or effects of this Agreement other than those contained in this Agreement.

     10. Executive hereby acknowledges that Executive was presented with this Agreement on ____________, ____, and that Executive was informed that Executive had the right to consider this Agreement and the release contained herein for a period of twenty-one (21) days prior to execution. Executive also understands that Executive has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at 107 Selden Street, Berlin, CT 06037, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

     11. This Agreement shall be interpreted and enforced under the laws of the State of Connecticut.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:                       NORTHEAST UTILITIES


                              By:
Secretary



Witness                       Executive